Exhibit 99.1

Newtek Business Services Corp. Reports Second Quarter 2016 Financial Results

Company Increases 2016 Annual Dividend Forecast to $1.53 Per Share

New York, N.Y. - August 8, 2016 - Newtek Business Services Corp. (“Newtek” or the “Company”), (NASDAQ: NEWT), an internally managed business development company (“BDC”), announced today its financial results for the quarter ended June 30, 2016.

Second Quarter 2016 Highlights:

•	Net asset value (“NAV”) was $204.4 million, or $14.11 per share, at June 30, 2016, compared to NAV of $203.9 million, or $14.06 per share, at December 31, 2015.

•	Dividend income from controlled portfolio companies was $2.5 million; a 38.9% increase over $1.8 million for the quarter ended June 30, 2015.
•Debt-to-equity ratio was approximately 76.3% at June 30, 2016.

•	Total investment income was $7.2 million; a 28.6% increase over $5.6 million for the quarter ended June 30, 2015.

•	Total investment portfolio increased by 14.6% to $305.8 million at June 30, 2016, from $266.9 million at December 31, 2015.

•	On June 29, 2016, Newtek made an investment in banc-serv Partners, LLC, as a new wholly owned controlled portfolio company for $5.4 million in cash, or 4.3x forecasted 2016 EBITDA.

•	Net investment loss was $(4.1)[1] million, or $(0.28) per share, compared to $(2.3) million, or $(0.22) per share, for the three months ended June 30, 2015.

•	Adjusted net investment income[2] was $4.9 million, or $0.34 per share, compared to $5.0 million, or $0.49 per share, for the three months ended June 30, 2015.

Loan Funding Highlights:

•	Funded $75.8 million of SBA 7(a) loans in the second quarter of 2016; an increase of 40.7% over the same period one year ago.

•	For the six months ended June 30, 2016, SBA 7(a) loan fundings increased by 27.4% to $131.9 million compared to $103.5 million for the same period one year ago.

•	In July 2016, funded $25.9 million of SBA 7(a) loans, which represents the largest dollar volume of SBA 7(a) loans funded during the month of July in the Company's history.

•
Reaffirmed loan funding forecast of approximately $320 million in SBA 7(a) and SBA 504 loans (note: SBA 504 loans are originated by one of Newtek’s controlled portfolio companies), which would represent an approximate 32% increase over 2015.

•	For the full year of 2016, expect to fund approximately $300 million in SBA 7(a) loans and approximately $20 million in SBA 504 loans.

2016 Dividend Forecast and Payments:

•
Increased 2016 annual cash dividend forecast to approximately $22.2 million, or 1.53[3] per share from the previous forecast of $22.0 million, or $1.52 per share, based on management’s improved outlook for the second half of 2016.

•	Paid the second quarter 2016 dividend of approximately $5.1 million, or $0.35[3] per share, on June 30, 2016 to shareholders of record as of June 20, 2016.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are very pleased with our second quarter 2016 financial results and believe we are well positioned to continue our strong performance for the second half of the year. As a result, and for the second time this year, we have increased our full year 2016 annual dividend forecast by a $0.01 per share, and currently expect to distribute $1.53 per share.”
Mr. Sloane continued, “We were particularly pleased with the performance in our lending business, achieving a 40.7% year-over-year increase in SBA 7(a) loan fundings for the second quarter of 2016, and an increase of 46.8% in SBA 7(a) loan fundings year to date through July 31, 2016. As a result, we believe we are well positioned to fund approximately $300 million in SBA 7(a) loans for 2016. In addition, we expect to fund approximately $20 million in SBA 504 loans in 2016, through one of our controlled portfolio companies. It is important to note, that with this robust growth, we maintained our focus on credit quality, and continued to realize strong performance of our loan portfolio without any realized losses for the six months ended June 30, 2016. In addition to our lending business, our controlled portfolio company electronic payment processing business achieved strong performance realizing a 24% year-over-year increase in adjusted EBITDA to $3.1 million for the second quarter of 20164.”
Mr. Sloane concluded, “As we move through the second half of 2016, we are extremely optimistic regarding our third quarter results. We held for sale approximately $8.6 million in SBA 7(a) guaranteed loans originated in the second quarter of 2016 that we anticipate selling in the third quarter of 2016. In addition, as of July 1, 2016, we had approximately $100 million of SBA 7(a) loans in underwriting, which we believe leaves us in an excellent position to achieve another outstanding quarter of loan fundings. As we have mentioned in the past, we have historically experienced stronger bottom-line performance in the second half of the year and expect to experience a similar trend in 2016. Historically, due to seasonality, our bottom-line results on average in the second half of the year have comprised approximately 60% of total full year earnings. That said, we look forward to continuing to report strong financial performance as we further solidify our position in the market with what we believe to be a differentiated and superior business finance and services BDC model.”
Investor Conference Call and Webcast

A conference call to discuss the second quarter 2016 results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, Tuesday, August 9, 2016 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.
Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries:

In evaluating its business, Newtek considers and uses adjusted net investment income as a measure of its operating performance. Adjusted net investment income includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, which is a reoccurring event. The Company defines Adjusted net investment income (loss) as Net investment income (loss) plus Net realized gains (losses) recognized from the sale of guaranteed portions of SBA 7(a) loan investments plus Loss on lease expense.
The term Adjusted net investment income is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  Adjusted net investment income has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider Adjusted net investment income in isolation, or as a substitute for net investment income (loss), or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, Adjusted net investment income does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by Adjusted net investment income.

1Net investment loss for the second quarter 2016 includes a non-recurring lease loss charge of $1.5 million related to the relocation of the Company from its former office in West Hempstead, NY to its new facility in Lake Success, NY.

2Adjusted net investment income (loss) equals Net investment income (loss), plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loans, plus Loss on lease expense.

3Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company’s 2016 dividend forecast is based on the number of shares of Company common stock outstanding at June 30, 2016.

4Premier Payments LLC was acquired in July 2015 and therefore prior year results do not include EBITDA from Premier Payments LLC for the 2015 comparable period.

Note regarding Dividend Payments: The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates at least 90% to 98% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions CompanyTM, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval), eCommerce, Accounts Receivable Financing & Inventory, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, and Payroll and Benefits.
Newtek® is a registered trademark of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	June 30, 2016	December 31, 2015
ASSETS
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $188,880 and $166,752, respectively; includes $139,050 and $146,463, respectively, related to securitization trusts)	$179,915	$158,355
SBA guaranteed non-affiliate investments (cost of $8,641 and $2,069, respectively)	9,623	2,284
Controlled investments (cost of $40,331 and $35,781, respectively)	115,085	104,376
Non-control/non-affiliate investments (cost of $1,213 and $1,847, respectively)	1,146	1,824
Investments in money market funds (cost of $35 and $35, respectively)	35	35
Total investments at fair value	305,804	266,874
Cash and cash equivalents	3,221	4,308
Restricted cash	19,995	22,869
Broker receivable	19,861	32,083
Due from related parties	2,998	3,056
Servicing assets, at fair value	14,489	13,042
Credits in lieu of cash, at fair value	432	860
Other assets	9,882	9,338
Total assets	$376,682	$352,430
LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$25,050	$29,100
Notes due 2022	7,811	7,770
Notes due 2021	38,592	—
Notes payable - Securitization trusts (net of $2,240 and $2,501 of debt issuance costs, respectively)	79,320	89,244
Dividends payable	—	5,802
Notes payable - related parties	4,800	5,647
Due to related parties	855	256
Notes payable in credits in lieu of cash, at fair value	432	860
Deferred tax liability	3,298	857
Accounts payable, accrued expenses and other liabilities	12,096	8,945
Total liabilities	172,254	148,481
Commitments and contingencies
Net Assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 14,484 and 14,509 issued and outstanding, respectively)	290	290
Additional paid-in capital	188,673	189,031
Undistributed net investment income	(1,024)	4,437
Net unrealized appreciation, net of deferred taxes	10,678	8,062
Net realized gains	5,811	2,129
Total net assets	204,428	203,949
Total liabilities and net assets	$376,682	$352,430
Net asset value per common share	$14.11	$14.06

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Investment income:
From non-affiliate investments:
Interest income	$2,370	$2,231	$4,821	$4,356
Servicing income	1,659	1,068	3,030	2,111
Other income	624	464	1,221	859
Total investment income from non-affiliate investments	4,653	3,763	9,072	7,326
From controlled investments:
Interest income	77	56	159	144
Dividend income	2,493	1,787	4,786	2,874
Other income	—	—	—	12
Total investment income from controlled investments	2,570	1,843	4,945	3,030
Total investment income	7,223	5,606	14,017	10,356
Expenses:
Salaries and benefits	3,629	3,133	6,973	6,156
Interest	1,975	1,728	3,463	3,084
Depreciation and amortization	85	85	125	170
Loss on lease	1,487	—	1,487	—
Other general and administrative costs	4,128	2,955	7,430	5,717
Total expenses	11,304	7,901	19,478	15,127
Net investment loss	(4,081)	(2,295)	(5,461)	(4,771)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments	7,534	7,340	13,820	15,039
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	706	(1,464)	768	(3,162)
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	478	(470)	(549)	(1,136)
Net unrealized appreciation on controlled investments	2,034	2,019	5,724	9,519
Provision for deferred taxes on unrealized appreciation on controlled investments	(833)	—	(2,441)	—
Net unrealized depreciation on non-control/non-affiliate investments	(27)	—	(43)	—
Net unrealized depreciation on servicing assets	(438)	(256)	(841)	(612)
Net unrealized (depreciation) appreciation on credits in lieu of cash and notes payable in credits in lieu of cash	(1)	2	(1)	2
Net realized and unrealized gains	9,453	7,171	16,437	19,650
Net increase in net assets	$5,372	$4,876	$10,976	$14,879
Net increase in net assets per share	$0.37	$0.48	$0.76	$1.46
Net investment loss per share	$(0.28)	$(0.22)	$(0.38)	$(0.47)
Dividends declared per common share	$0.35	$0.47	$0.70	$0.86
Weighted average shares outstanding	14,481	10,206	14,495	10,206

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

Adjusted net investment income reconciliation (in thousands, except per share amounts)	Three months ended June 30, 2016	Per share	Three months ended June 30, 2015	Per share
Net investment loss	$(4,081)	$(0.28)	$(2,295)	$(0.22)
Net realized gain on non-affiliate debt investments	7,534	0.52	7,340	0.72
Loss on lease	1,487	0.10	$—	—
Adjusted net investment income	$4,940	$0.34	$5,045	$0.49

Note: Amounts may not foot due to rounding

ELECTRONIC PAYMENT PROCESSING
ADJUSTED EBITDA RECONCILIATION

Electronic Payment Processing Adjusted EBITDA reconciliation (in millions)	Three months ended June 30, 2016
Pretax income	$2.1
Interest expense, net	0.4
Depreciation and amortization	0.4
Managerial assistance fees	0.2
Adjusted EBITDA	$3.1